CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated January 15, 1999 on the financial statements and financial highlights of Midas Special Equities Fund, Inc.(formerly Bull & Bear Special Equities Fund, Inc.). Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Informantion filed in Post-Effective Amendment No. 22 under the Securities Act of 1933 and Amendment No. 22 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Midas Special Equities, Inc. We also consent to the references to our Firm in the Registration Statement and Prospectus.

                                              TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
June 28, 1999